UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 24, 2024

Date of Report (Date of earliest event reported)

1-13948

(Commission file number)

MATIV HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 Kimball Place, Suite 600 Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

1-770-569-4229

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	MATV	New York Stock Exchange

☐ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01	Other Events

On September 24, 2024, Mativ Holdings, Inc. (the “Company”) announced the pricing of its previously announced offering of $400,000,000 of its 8.000% senior notes due 2029 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The transaction is scheduled to close on October 7, 2024, subject to customary closing conditions. The Company expects to use the proceeds from the offering of the Notes (i) to redeem its 6.875% Senior Notes due 2026 (“2026 Notes”) and (ii) to repay approximately $43 million aggregate principal amount of outstanding borrowings under the term loan B facility under its credit agreement. A copy of the press release announcing these matters is attached hereto as Exhibit 99.1 and is incorporated herein.

This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This Current Report on Form 8-K does not constitute an offer to redeem or sell any of the 2026 Notes and does not constitute a notice of redemption of the 2026 Notes or a notice of satisfaction and discharge with respect to the related indenture.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release of Mativ Holdings, Inc. dated September 24, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATIV HOLDINGS, INC.
(Registrant)

By:	/s/ Greg Weitzel
Greg Weitzel
Executive Vice President and Chief Financial Officer

Dated: September 24, 2024